EXHIBIT

                               September 28, 1999



Impac Secured Assets Corp.
1401 Dove Street
Newport Beach, California 92660






         Opinion: Tax Opinion
         Impac Secured Assets Corp.
         Mortgage Pass-Through Certificates, Series 1999-1
         -------------------------------------------------

Ladies and Gentlemen:

         We have acted as counsel to Impac Secured Assets Corp. (the "Company") in connection with the issuance by the Company of Mortgage Pass-Through Certificates, Series 1999-1 (the "Certificates") to be created pursuant to the Pooling and Servicing Agreement, dated as of September 1, 1999 (the "Pooling and Servicing Agreement"), among the Company, Impac Funding Corporation, as master servicer (the "Master Servicer") and Bankers Trust Company of California, N.A. (the "Trustee"). The Certificates consist of five classes of certificates designated as Class A, Class SB, Class R-I, Class R-II and Class R-III. Only the Class A Certificates (the "Offered Certificates") are offered under the Prospectus.

         The Certificates will evidence undivided interests in a trust fund (the "Trust Fund") consisting primarily of a pool of conforming, fixed-rate, one-to four-family first mortgage loans (the "Mortgage Loans"). Impac Funding Corporation (in such capacity, the "Seller") originated or acquired the Mortgage Loans through its mortgage loan purchase program from various seller/servicers. The Seller will transfer the Mortgage Loans to the Company pursuant to the Mortgage Loan Purchase Agreement, dated September 1, 1999 (the "Mortgage Loan Purchase Agreement"), in exchange for immediately available funds and the Class SB, Class R-I, Class R-II and Class R-III Certificates. Capitalized terms not defined herein have the meanings assigned to them in the Pooling and Servicing Agreement.

         In rendering this opinion letter, as to relevant factual matters we have examined the documents described above and such other documents as we have deemed necessary including, where we have deemed appropriate, representations or certifications of officers of parties thereto or public officials. In rendering this opinion letter, except for the matters that are specifically addressed in the opinions expressed below, we have assumed (i) the authenticity of all documents submitted


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to us as originals or as copies thereof, and the conformity to the originals of all documents submitted to us as copies, (ii) the necessary entity formation and continuing existence in the jurisdiction of formation, and the necessary licensing and qualification in all jurisdictions, of all parties to all documents, (iii) the necessary, authorization, execution, delivery and enforceability of all documents, and the necessary entity power with respect thereto, and (iv) that there is not any other agreement that modifies or supplements the agreements expressed in any document to which this opinion letter relates and that renders any of the opinions expressed below inconsistent with such document as so modified or supplemented. In rendering this opinion letter, we have made no inquiry, have conducted no investigation and assume no responsibility with respect to (a) the accuracy of and compliance by the parties thereto with the representations, warranties and covenants as to factual matters contained in any document or (b) the conformity of the underlying assets and related documents to the requirements of any agreement to which this opinion letter relates.

         Based on the foregoing and assuming compliance with the provisions of the Pooling and Servicing Agreement, for federal income tax purposes, each of REMIC I, REMIC II and REMIC III will qualify as a real estate mortgage investment conduit ("REMIC") within the meaning of Section 860A through 860G (the "REMIC Provisions") of the Internal Revenue Code of 1986. The Class A Certificates and Class SB Certificates will constitute "regular interests" in REMIC III, and the Class R-I, Class R-II and Class R-III Certificates will, in each such case, be the sole class of "residual interests" in the related REMIC, each within the meaning of the REMIC Provisions in effect on the date hereof.

         The opinions set forth herein are based upon the existing provisions of the Code and Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and existing case law, any of which could be changed at any time. Any such changes may be retroactive in application and could modify the legal conclusions upon which such opinions are based. The opinions expressed herein are limited as described above, and we do not express an opinion on any other legal or income tax aspect of the transactions contemplated by the documents relating to the transaction.




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         This opinion letter is rendered for the sole benefit of each addressee hereof, and no other person or entity is entitled to rely hereon. Copies of this opinion letter may not be made available, and this opinion letter may not be quoted or referred to in any other document made available, to any other person or entity except to (i) any applicable rating agency, institution providing credit enhancement or liquidity support or governmental authority, (ii) any accountant or attorney for any person or entity entitled hereunder to rely hereon or to whom or which this opinion letter may be made available as provided herein and (iii) as otherwise required by law. We consent to the filing of this opinion letter as an exhibit to the Company's Form 8-K.


                                             Very truly yours,

                                             THACHER PROFFITT & WOOD

                                             By /s/ Thacher Proffitt & Wood